Exhibit 99.1

Contact Information:

Investors:
Weight Watchers International, Inc.	Brainerd Communicators, Inc.
John Sweeney, CFA	Corey Kinger
Director of Investor Relations / Financial Analysis	(212) 986-6667
(212) 589-2714

WEIGHT WATCHERS ANNOUNCES SECOND QUARTER 2006 RESULTS

NEW YORK, N.Y., August 1, 2006 — Weight Watchers International, Inc. (NYSE: WTW) today announced results for the second quarter ended July 1, 2006.

Second Quarter 2006 Results

For the second quarter of 2006, net revenues increased $8.5 million to $321.1 million, from $312.6 million in the second quarter of 2005.  Net income was $57.9 million, up from $34.5 million in the second quarter of 2005.  Fully-diluted earnings per share were $0.58, up $0.25 versus $0.33 in the prior year period.

During the second quarter of 2006, the Company completed the refinancing of its debt and incurred an early extinguishment of debt charge of $0.01 per fully-diluted share.  Last year, the second quarter results included a charge of $0.25 per fully-diluted share related to the acquisition of its affiliate and licensee, WeightWatchers.com, Inc.  Excluding these charges, fully-diluted earnings per share increased from $0.58 in the second quarter of 2005, to $0.59 in the second quarter of 2006 including a charge of $0.02 per fully-diluted share for stock-based compensation expense this year.

First Half 2006 Results

For the first half of 2006, net revenues increased $20.5 million to $663.1 million, from $642.6 million in the first half of 2005.  Net income was $114.9 million, up from $86.1 million in the first half of 2005.  Fully-diluted earnings per share were $1.14, up $0.32 versus $0.82 in the prior year period.

Excluding the early extinguishment of debt charge of $0.01 per fully-diluted share in the second quarter of 2006 and the transaction charges of $0.25 per fully-diluted share related to the acquisition of WeightWatchers.com in the prior year’s second quarter, fully-diluted earnings per share increased from $1.07 in the first half of 2005 to $1.15 in the first half of 2006 including a charge of $0.04 per fully-diluted share for stock-based compensation expense this year.

Commenting on the Company’s results and full-year guidance, Linda Huett, President and Chief Executive Officer, said, “In the second quarter, strong revenue growth in our domestic operations and WeightWatchers.com was largely offset by weaker than expected performance in Continental Europe.  Given the current trends in Continental Europe and the investment associated with the launch of Monthly Pass, a major new initiative in North America, we are revising our guidance for the full-year 2006 to between $2.04 and $2.12 per fully-diluted share, including expenses related to stock-based compensation and excluding charges associated with the early extinguishment of debt.”

The Company has scheduled a conference call today at 5:00 p.m. ET.  During the conference call, Linda A. Huett, President and Chief Executive Officer, and Ann M. Sardini, Chief Financial Officer, will discuss second quarter results and answer questions from the investment community. Live audio of the conference call will be webcast at http://www.weightwatchersinternational.com.  An archive of the webcast will be available on the website for 30 days.

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world’s leading provider of weight management services, operating in 30 countries through a network of Company-owned and franchise operations. Weight Watchers holds over 48,000 weekly meetings where members receive group support and education about healthy eating patterns, behavior modification and physical activity. WeightWatchers.com provides innovative, subscription weight management products over the Internet and is the leading Internet-based weight management provider in the world.  In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. Weight Watchers International assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review the Company’s filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at http://www.sec.gov, at various SEC reference facilities in the United States and via the Company’s website at http://www.weightwatchersinternational.com).

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WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN MILLIONS)
UNAUDITED

	July 1,	December 31,
	2006	2005

ASSETS
Current assets	$151.0	$127.7
Property and equipment, net	24.1	20.8
Goodwill, franchise rights and other intangible assets, net	620.7	615.7
Deferred income taxes	52.2	61.9
Other	8.7	9.4
TOTAL ASSETS	$856.7	$835.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$222.7	$165.9
Long-term debt	734.7	741.4
Other	8.9	8.8

TOTAL LIABILITIES	966.3	916.1

Shareholders’ equity	(109.6)	(80.6)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$856.7	$835.5

WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
UNAUDITED

	Three Months Ended		Six Months Ended
	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005

Revenues, net	$321.1	$312.6	$663.1	$642.6
Cost of revenues	140.6	136.4	290.1	284.5
Gross profit	180.5	176.2	373.0	358.1
Marketing expenses	40.9	38.4	94.8	99.5
Selling, general and administrative expenses	34.2	77.3	68.7	108.1
Operating income	105.4	60.5	209.5	150.5
Interest expense, net	11.5	4.4	22.8	9.2
Other (income) / expense, net	(0.7)	1.2	(0.8)	1.7
Early extinguishment of debt	1.3	—	1.3	—
Income before income taxes	93.3	54.9	186.2	139.6
Provision for income taxes	35.4	20.4	71.3	53.5
Net income	$57.9	$34.5	$114.9	$86.1

Earnings Per Share:

Basic	$0.58	$0.33	$1.15	$0.84
Diluted	$0.58	$0.33	$1.14	$0.82

Weighted average common shares outstanding:

Basic	99.5	103.2	100.0	103.0
Diluted	100.2	104.6	100.8	104.7

WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES
OPERATIONAL STATISTICS
UNAUDITED

	Three Months Ended		Six Months Ended
	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005

Attendance (in millions)
North America	9.1	8.9	19.4	18.7
International	6.8	7.6	14.4	15.8
Total Attendance	15.9	16.5	33.8	34.5

Supplemental Attendance Detail (in millions)
UK	3.1	3.5	6.4	7.5
CE	3.0	3.3	6.4	6.5
Other	0.7	0.8	1.6	1.7
Total International Attendance	6.8	7.6	14.4	15.8

WeightWatchers.com (in thousands)
End of Period Active Subscribers	674.0	564.0	674.0	564.0

North America (in $ millions)
Meeting Fees	120.7	111.4	248.8	226.8
Product Sales	44.3	39.3	94.0	83.4
Total	165.0	150.7	342.8	310.1

International (in $ millions)
Meeting Fees	66.6	74.0	137.0	153.8
Product Sales	33.7	39.6	73.5	85.4
Total	100.3	113.6	210.5	239.2

Total Revenues (in $ millions)
Meeting Fees	187.3	185.4	385.8	380.5
Product Sales	78.0	78.9	167.5	168.8
Online Revenues	33.6	28.4	64.9	54.6
Franchise Commissions	5.5	5.1	11.7	11.0
All Other	16.7	14.8	33.3	27.6
Total Revenues	321.1	312.6	663.1	642.6

Note: Totals may not sum due to rounding.